SHARE SALE AND PURCHASE AND ASSIGNMENT AGREEMENT

entered into by and between

1.
Oncocorp GmbH, represented by its managing director Peter Gotzler, with its business address at Röntgenstraße 6, 82362 Weilheim, registered with the commercial register of the local court of Munich under HRB 170976

- hereinafter referred to as the “Seller” -

2.	Resolute Oncology Ltd., with its business address at 27 Cork Rd., Midleton, Co. Cork, Ireland

- hereinafter referred to as the “Buyer” -

3.	Resolute Oncology Inc., with its business address at 1200 Route 22 East, Suite 2000, Bridgewater, New Jersey 08807, US

- hereinafter referred to as “ROI” -

4. Peter Gotzler, Laberstrasse 10, 82362 Weilheim

- hereinafter referred to as “PG” -

5.
Resolute Oncology GmbH, represented by its managing director Peter Gotzler, with its business address at Röntgenstraße 6, 82362 Weilheim i. OB., registered with the commercial register of the local court of Munich under HRB 204254

- hereinafter referred to as the “Company” -

- the parties 1. to 5. hereinafter also individually referred to as a “Party”
and collectively referred to as the “Parties” -

TABLE OF CONTENTS
Preamble		4
1	Object of Sale and Assignment	4
2	Sale and Assignment of Shares; Conditions; Share Pledge	4
3	Consideration	5
4	Payment of Cash Consideration and Interest	5
5	Transfer of the Consideration Shares	6
6	Representations and Warranties of the Seller	7
7	Representations and Warranties of the Buyer	9
8	Legal Consequences of Breach of Warranties	10
9	Capital Contributions	10
10	Conclusion of Additional Agreements	11
11	Right to Withdraw	12
12	Consequences of Withdrawal	13
13	Consents to the Assignment of the Shares	13
14	Confidentiality/ Announcements	14
15	Notices	14
16	Costs	15
17	General Provisions	16

Definitions

Agreement	4
Award Agreement	12
Buyer	1
Buyer's Additional Contribution	11
Buyer's Warranty/Buyer's Warranties	9
Cash Consideration	5
Company	1
Condition Precedent	5
Consideration Shares	5
Consideration Shares Effective Date	6
Cost Transfer Agreement	11
ESOP	12
First Instalment	5
Leasing Agreement	11
Material Agreement	8
Parties	1
Party	1
PG	1
Purchase Price	5
Remainder	6
Review Date	11
ROI	1
Seller	1
Seller's Additional Contribution	10
Seller's Knowledge	8
Seller's Warranty/Seller's Warranties	7
Service Agreement	12
Share	4
Shares	4
Treshold	10
Warantee	10
Warrantor	10
Warranty/Warranties	10

Preamble

(A)	The Company is a limited liability company incorporated under the laws of Germany with PG being its current managing director. The registered share capital of the Company amounts to EUR 25,000.

(B)	The Company is engaged in manufacturing, marketing, sale, in- and export of pharmaceuticals and dietetics as well provision of advisory services to pharmaceutical companies, pharmacies and clinics.

(C)	The Seller is the sole shareholder of the Company.

(D)	The Buyer is an Irish company, with ROI being its US-based parent company, engaged in developing and marketing of oncology and oncology supportive care products in the countries of the European Union.

(E)
The Buyer intends to market and distribute certain products to the German oncology market through a German company. For this purpose, the Buyer wishes to purchase from the Seller all shares in the Company in exchange for cash and shares in ROI in accordance with the terms and conditions of this share sale and purchase and assignment agreement (the “Agreement”).

(F)
The Buyer further wishes to equip the Company with particular assets, know-how, licenses and employees upon the acquisition of shares in the Company. In order to fulfil this purpose, the Seller and the Company have concluded a lease agreement with regard to particular business premises, equipment and facilities of the Seller and anticipate to enter (or cause third parties to enter) into further agreements upon conclusion of this Agreement.

Now, therefore, the Parties agree as follows:

1 Object of Sale and Assignment

1.1	Shares. The Seller holds the following shares in the Company (each a “Share” and collectively the “Shares”):

No.	Number of Shares	Nominal Amount of Shares in EUR
1	1	12,750
2	1	12,250
Total:	2	25,000

1.2	Share Capital. The Shares represent 100 % of the registered share capital of the Company in the total nominal amount of EUR 25,000.

2 Sale and Assignment of Shares; Conditions; Share Pledge

2.1	Sale and Purchase. The Seller hereby sells to the Buyer the Shares and the Buyer hereby purchases the Shares from the Seller.

2.2
Profit Participation. The Shares are sold to the Buyer with all rights and obligations pertaining to them, including but not limited to all rights to participate in the Company’s profit for the current business year.

2.3
Assignment. The Seller hereby assigns to the Buyer the Shares and the Buyer hereby accepts such assignment. The assignment is subject to the condition precedent of (i) the receipt of the First Instalment (as defined in section 4.1 below) by the Seller pursuant to sections 3 and 4 of this Agreement; (ii) the transfer of the title to the Consideration Shares to the Seller as set out in section 5 of this Agreement; and (iii) payment of the Buyer’s Additional Contribution pursuant to section 9.2 of this Agreement (payment of the First Instalment, transfer of the Consideration Shares and payment of the Buyer’s Additional Contribution pursuant to this section 2.3 (i) to (iii) collectively the “Condition Precedent”).

2.4
List of Shareholders. The Seller and the Buyer herewith ask the acting notary to submit the updated list of shareholders of the Company to the competent commercial register according to section 40 paras (1) and (2) German Law on Limited Liability Companies and to provide the Company with a copy of such updated list of shareholders of the Company immediately after the Seller has confirmed vis-à-vis the acting notary the fulfilment of the Condition Precedent.

2.5
Share Pledge. To secure the payment claims of the Seller with regard to the Remainder (as defined in section 4.2 below), the Buyer shall retain a pledge in the Shares. To this end, the Buyer and the Seller shall conclude a Share Pledge Agreement as attached in draft form hereto as Annex 2.5 on the date of this Agreement. The Seller, the Buyer and the Company herewith declare their consent to a Share pledge contemplated under this Agreement. The Parties agree that the Seller shall be entitled to realise its rights under the pledge without having to obtain an enforceable title. Section 1277 of the German Civil Code shall therefore not apply.

3 Consideration

3.1
Purchase Price. The total consideration for the sale of the Shares shall be the payment by the Buyer to the Seller of an aggregate amount of EUR 500,000 (the “Cash Consideration”) in accordance with the provisions of section 4 of this Agreement and the transfer to the Seller of 1,000,000 shares in ROI in a nominal amount of USD 0.50 each (the “Consideration Shares”) as set out in section 5 of this Agreement (the Cash Consideration and the Consideration Shares collectively the “Purchase Price”).

3.2
Non-Transferability of the Consideration Shares. The Seller may not sell, assign, transfer, pledge or otherwise dispose of the Consideration Shares for a period of 12 months as of the date of this Agreement.

4 Payment of Cash Consideration and Interest

4.1
First Instalment. The first instalment of the Cash Consideration amounting to EUR 250,000 (the “First Instalment”) shall be due and payable by the Buyer to the Seller within seven days as of the date of this Agreement.

4.2
Remainder. The remaining amount of the Cash Consideration of EUR 250,000 (the “Remainder”) shall be paid by the Buyer to the Seller in equal monthly instalments of EUR 50,000 each over the course of five consecutive months with the first payment being due on 15 July 2013 and the last payment being due on 15 November 2013.

4.3	Bank Account. The Cash Consideration shall be due and payable by the Buyer in EUR without deductions by wire transfer of immediately available funds into the following bank account:

Account Holder: Oncocorp GmbH
Bank: HypoVereinsbank
IBAN: DE96703211940351752505
BIC/SWIFT-Code: HYVEDEMM466

4.4
Default Interest. If the Buyer fails to fulfil its payment obligations with regard to the Cash Consideration as set out in this section 4 above, interest at a per annum rate of 1,000 basis points above the EURIBOR shall become due and payable by the Buyer to the Seller on the outstanding amount without prejudice to any other rights and remedies of the Seller arising from such default.

4.5
No Set Off and Retention Rights. The Buyer shall not be entitled to exercise and hereby explicitly waives any rights of set-off, retention rights or similar rights with respect to its payment obligations under this section 4, unless claims of the Buyer are acknowledged by the Seller in writing or finally determined by competent courts or arbitrators.

5	Transfer of the Consideration Shares

5.1
Completion. The completion of the transfer of the title to the Consideration Shares from the Buyer to the Seller shall take place within seven days as of the date of this Agreement (“Consideration Shares Effective Date”). The Buyer shall transfer the Consideration Shares to the Seller with the effect and title to the Consideration Shares passing to the Seller as of 01 May 2013 free from all liens, charges and encumbrances and together with all rights attaching to such Consideration Shares, including but not limited to all rights to participate in ROI's profits for the current business year as well as all prior business years to the extent they have not yet been distributed by ROI to its shareholders on the Consideration Shares Effective Date.

5.2	Documents. The Buyer undertakes to deliver to the Seller on the Consideration Shares Effective Date the following documents:

(a)
duly executed transfer orders/forms/deeds/share certificates (if applicable) or any other documents which evidence the ownership of the Buyer with regard to the Consideration Shares under the applicable law of ROI;

(b)	duly executed transfers of the Consideration Shares in favour of the Seller by separate share transfer agreement(s) together with the respective share certificates (if applicable); and

(c)
any other documents which may be required to vest in the Seller the full legal and beneficial ownership of the Consideration Shares and enable the Seller to procure the Consideration Shares to be registered in its name.

5.3
Declarations and Acts. The Buyer undertakes to submit any and all further declarations and conduct any and all further acts which may become necessary or required to ensure the transfer and registration of the ownership of the Consideration Shares to the Seller.

6 Representations and Warranties of the Seller

6.1
Legal Nature and Reference Date for Seller’s Warranties. Subject to the limitations, restrictions and caps as set out in this Agreement, the Seller hereby represents and warrants vis-à-vis the Buyer only by way of an independent guarantee pursuant to § 311 paragraph (1) BGB (German Civil Code) that the statements set out in section 6.3 (each a “Seller’s Warranty” and collectively the “Seller’s Warranties”) are correct at the date of this Agreement and at the date of occurrence of the Condition Precedent.

6.2
Exclusion of Statutory Warranty System. The Seller’s Warranties are given by the Seller only on the explicit basis that the Seller and the Buyer have agreed on an independent warranty system as provided for in this section 6 and section 8 and that the statutory warranty system under applicable law, in particular according to §§ 433 et seq. BGB (German Civil Code), shall not apply, and more specifically, that the Warranties shall in no event constitute, or be deemed as, guarantees within the meaning of §§ 443, 444 BGB (German Civil Code).

6.3	Seller’s Warranties

6.3.1	Incorporation and Existence. The Company is duly incorporated and validly existing under German law.

6.3.2
Ownership of Shares. The Seller is the sole and unrestricted legal and beneficial owner of the Shares. The Shares are free of any pledges, encumbrances or other rights of third parties, including but not limited to pre-emptive rights, rights of first refusal and option rights, except for such rights referred to and waived pursuant to section 13 of this Agreement.

6.3.3	Capital Contributions. The contributions to the registered share capital of the Company have been fully paid in and	no repayment of capital contributions has been effected.

6.3.4
Liquidation and Insolvency. No liquidation of the Company and no insolvency proceedings concerning the Company or its assets have been initiated or rejected, and no such circumstances exist pursuant to the German Insolvency Code according to which such insolvency proceedings had to be applied for, or which would justify the rescission of this Agreement.

6.3.5
Ownership of Assets. Except for customary liens or similar rights under statutory law or under general business terms of suppliers (e.g. reservation of title rights), the Company is the sole and unrestricted owner of its material assets.

6.3.6
Authority to Enter into Transaction. The execution and performance by the Seller of this Agreement are, where applicable, within the Seller’s corporate powers, do not violate the articles of association or by-laws of the Seller and have been duly authorized by all necessary corporate actions on the part of the Seller. To the Seller's knowledge, the execution and performance of this Agreement by the Seller require no approval or consent by any governmental authority and do not violate any applicable law or decision by any court or governmental authority binding on the Seller.

6.3.7
Compliance with Applicable Laws. To the Seller’s Knowledge, the Company is presently not in violation of any applicable material law (in particular, environmental and regulatory law) as in effect, enforced and interpreted on the date hereof in Germany provided that such violation has had or would have a material adverse effect on the Company.

6.3.8	Material Agreements. To the Seller’s Knowledge the Company is not a party to any material agreements of the described type (the “Material Agreement”):

(a)	agreements relating to the acquisition or disposal of interests in other companies, partnerships or businesses as well as joint venture agreements;
(b)	agreements relating to the acquisition or disposal of fixed assets with a value of more than EUR 100,000 in the individual case or EUR 500,000 in the aggregate;
(c)	rental and lease agreements relating to real estate which, individually, provide for annual payments of more than EUR 120,000 and which cannot be terminated on less than twelve (12) months' notice;
(d)
agreements as to the borrowing or lending of loans in the amount of more than EUR 100,000 individually, except for customary loans to directors or employees and except for customary loans granted by or to suppliers or customers in the ordinary course of business;

(e)	guarantees or suretyships issued by the Company for any third party debt;
(f)
license agreements as to which the Company is licensee or licensor which, individually, provide for annual payments of more than EUR 100,000 and which cannot be terminated on less than twelve (12) months' notice.

6.3.9	Intellectual Property. To the Seller’s Knowledge, the Company does not materially infringe any intellectual property rights of third parties.
6.3.10
Taxes. To the Seller’s Knowledge the Company has accurately filed all returns and reports for taxes or requested extension of the respective filing periods in a timely manner, and has paid all payable taxes when due.

6.4	Seller’s Knowledge. The “Seller’s Knowledge” within the meaning of this Agreement shall mean exclusively the actual knowledge of the Seller.

6.5
No other Representations, Warranties and Guarantees. The Seller’s Warranties in section 6.3 are exhaustive and no other express or implied guarantees representations or warranties are made, or shall be deemed made, by the Seller, including, but not limited to guarantees as to the condition or the durability within the meaning of § 443 BGB (German Civil Code).

7 Representations and Warranties of the Buyer

7.1
Legal Nature and Reference Date for Buyer’s Warranties. Subject to the limitations, restrictions and caps as set out in this Agreement, the Buyer hereby represents and warrants vis-à-vis the Seller only by way of an independent guarantee pursuant to § 311 paragraph (1) BGB (German Civil Code) that the statements set out in sections 7.2 and 7.3 (each a “Buyer’s Warranty” and collectively the “Buyer’s Warranties”) are correct. The Buyer’s Warranties are given as of the date of this Agreement and as of the date of occurrence of the Condition Precedent unless otherwise provided for in individual Buyer’s Warranties.

7.2	Buyer’s Warranties in Relation to the Buyer

7.2.1
Incorporation and Existence. The Buyer is a company duly incorporated and registered under the laws of the Republic of Ireland having all requisite power and authority to execute and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

7.2.2
Authority to Enter into Transaction. The Buyer and its representatives have taken all necessary corporate action and obtained all necessary internal and external consents or approvals to the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated thereby;

7.2.3
Liquidation and Insolvency. No liquidation of the Buyer and no insolvency proceedings concerning the Buyer or its assets have been initiated or rejected, and no such circumstances exist pursuant to the applicable Insolvency, Bankruptcy or Reorganisation Codes of the relevant countries according to which such insolvency proceedings had to be applied for, or which would justify the rescission of this Agreement;

7.2.4
Fulfilment of Payment Obligations. The Buyer possesses or will possess at the respective payment due date sufficient funds to fulfil its payment obligations as regards the Cash Consideration under sections 3 and 4 of this Agreement;

7.2.5
Finder’s Fee. The Buyer has no obligation or liability to pay any fees or commissions to any broker or finder with respect to the transaction contemplated by this Agreement for which the Seller could become liable.

7.3 Buyer’s Warranties in Relation to the Consideration Shares

7.3.1	Incorporation and Existence. ROI is duly incorporated and validly existing under the applicable law of ROI’s seat;

7.3.2
Ownership of Shares. At the Consideration Shares Effective Date the Buyer is the sole and unrestricted legal and beneficial owner of the Consideration Shares. The Consideration Shares are freely transferrable and free of any pledges, encumbrances or other rights of third parties, including but not limited to pre-emptive rights, rights of first refusal and option rights;

7.3.3	Capital Contributions. All capital contributions with regard to all Consideration Shares have been fully paid in and no repayment of capital contributions has been effected;

7.3.4
Liquidation and Insolvency. No liquidation of ROI and no insolvency proceedings concerning ROI or its assets have been initiated or rejected, and no such circumstances exist pursuant to the applicable Insolvency, Bankruptcy or Reorganisation Codes of the relevant countries according to which such insolvency proceedings had to be applied for, or which would justify the rescission of this Agreement.

8 Legal Consequences of Breach of Warranties

8.1
Compensation of Damages. In the event of a breach or non-fulfilment of any of the Seller’s or Buyer’s Warranties (each a “Warranty” and collectively the “Warranties”) by the respective warrantor (the “Warrantor”), the respective Warrantor (always subject to the restrictions, limitations and caps set out in this Agreement) shall be liable to pay to the respective warrantee (the “Warrantee”) an amount in cash which corresponds to the actual losses, liabilities or damages caused by the breach or non-fulfilment.

8.2
Remedies. The respective Warrantor shall not be liable for any damages if the alleged breach or non-fulfilment of a Warranty is capable of remedy, and is remedied to the reasonable satisfaction of the Warrantee by the respective Warrantor within thirty 30 days of the date on which a written claim notice is received by the respective Warrantor.

8.3	Financial Limitation. The aggregate liability of the respective Warrantor under or in connection with this Agreement shall be limited as follows:

(a)
the respective Warrantor shall not be liable in respect of any claim of the Warrantee resulting from a breach or non-fulfilment of a Warranty except to the extent that the amount of damages resulting from any and all claims of the Warrantee exceeds in aggregate EUR 10,000 (the “Threshold”); in the event the aggregate amount exceeds the Threshold, the respective Warrantor shall be liable for the whole amount of such claims and not only the amount in excess of the Threshold; and

(b)	the maximum aggregate liability of the respective Warrantor as regards any and all claims of the Warrantee shall not exceed EUR 100,000.

8.4
Limitation Periods. Any claims based on the breach of a Warranty under sections 6.3.1 to 6.3.4, 7.2.1 to 7.2.3 and 7.3 shall expire upon the lapse of five years as of the date of this Agreement. All other claims resulting from the breach of a Warranty shall expire upon the lapse of two years as of the date of this Agreement.

9 Capital Contributions

9.1
Capital Commitment of the Seller. Prior to the conclusion of this Agreement the Seller has committed to make an additional contribution into the Company’s capital reserves in the aggregate amount of EUR 25,000 (the “Seller’s Additional Contribution”). If and to the extent such payment has not yet been executed by the Seller, the Seller herewith undertakes vis-à-vis the Buyer to make the Seller’s Additional Contribution by way of payment into the capital reserves of the Company within three days as of the date of this Agreement.

9.2
Capital Commitment of the Buyer. The Buyer herewith undertakes towards the Seller to make an additional contribution into the Company’s capital reserves in the aggregate amount of EUR 50,000 by way of payment within three days as of the date of this Agreement (the “Buyer’s Additional Contribution”). The Company shall provide the Buyer with its current bank balance statement on a monthly basis, in each case five days prior to the monthly payroll (the “Review Date”). The Buyer herewith commits vis-à-vis the Seller to advance and to contribute additional capital into the capital reserves of the Company to cover outstanding payment liabilities of the Company under the service and employment agreements with the Company’s employees and management (including both remuneration and social security payments) as may become necessary due to the Company’s bank balance deficit upon the review of the Company’s bank balance on the respective Review Date.

10 Conclusion of Additional Agreements

10.1	Agreements between the Seller and the Company
10.1.1
Cost Transfer Agreement. The Company is aware that its managing director PG is currently serving as the managing director of the Seller. The Seller has provided PG with a company car by concluding a leasing agreement No. 4871492 with Audi Leasing on 03 August 2010 (the “Leasing Agreement”). The agreed leasing rate under the Leasing Agreement amounts to EUR 1,520.75 per month. The term of the Leasing Agreement is 36 months. Upon conclusion of the Service Agreement (as defined in section 10.2), PG will be devoting his time predominantly to the Company. Under section 3.5 of the Service Agreement with the Company PG is entitled to a company car. The Seller and the Company herewith agree that PG may retain the company car provided to him by the Seller and subject to the Leasing Agreement until the end of the term of the Leasing Agreement in which event the Company shall be deemed to have fulfilled its obligations under section 3.5 of the Service Agreement. In return, the Company shall assume all payment obligations of the Seller resulting from or in connection with the Leasing Agreement, including but not limited to payment of monthly leasing rates, maintenance and insurance costs, etc. (the “Cost Transfer Agreement”). For avoidance of doubt, from the economic viewpoint the Company shall be treated as the lessee under the Leasing Agreement. For this purpose, it shall, upon conclusion of this Agreement, take all necessary measures to allow Audi Leasing to debit the monthly leasing rate under the Leasing Agreement directly from the Company’s bank account, shall directly cover all maintenance and other costs of the company car which may be required from time to time and shall reimburse the Seller without undue delay for any payments conducted in conjunction with the Leasing Agreement. PG herewith agrees to the Cost Transfer Agreement pursuant to this section 10.1.1.

10.1.2	Further Agreements. Further the Seller and the Company herewith undertake to enter into the following agreements without undue delay after the conclusion of this Agreement:

(a)	a supply agreement containing terms and conditions for the supply of the Seller’s product Paclitaxel OC to the Company;

(b)
the Option Agreement regarding the acquisition of the marketing authorisation and the supply agreement with STRAGEN Pharma S.A. for the Seller’s product Paclitaxel OC from the Seller to the Company as attached in draft form hereto as Annex 10.1.2 b);

(c)	a support agreement containing the Seller’s obligation to support the Company and the Buyer with regard to market authorisation holder requirements in Germany.

10.2
Agreements between the Company and PG/Other Employees. The Company herewith agrees to enter into the new service agreement with PG as attached in draft form hereto as Annex 10.2 a) (the “Service Agreement”) and into employment agreement with the employee Sephideh Fanaei as attached in draft form hereto as Annex 10.2 b) without undue delay upon conclusion of this Agreement.

10.3
Award Agreement between ROI and PG. ROI herewith undertakes to duly implement a stock option programme for its managers and employees as attached for information purposes only in draft form hereto as Annex 10.3 a) (the “ESOP”) without undue delay upon conclusion of this Agreement. ROI has agreed to grant to PG under the ESOP 120,000 stock options per year during the term of the Service Agreement plus additional 120,000 stock options per year for the achievement of performance targets mutually agreed upon between the Company and PG. To fulfil this purpose, ROI herewith undertakes to enter into an award agreement with PG (the “Award Agreement”) under the terms and conditions set out in the Heads of Terms of the Award Agreement attached hereto as Annex 10.3 b) without undue delay upon conclusion of this Agreement. The terms and conditions specified in the Heads of Terms of the Award Agreement shall prevail over the conditions of the ESOP.

11	Right to Withdraw

11.1
Non-Occurrence of the Condition Precedent. If the Condition Precedent or any part thereof has not occurred within the respective periods set out in sections 3, 4, 5 and 9.2 of this Agreement, or such other date as mutually agreed in writing between the Buyer and the Seller, the Seller may request the Buyer in writing to procure the occurrence of the Condition Precedent or the respective part thereof within a grace period of two weeks. Upon expiry of such grace period the Seller may withdraw from this Agreement with immediate effect and without further notice, unless the Condition Precedent or the respective part thereof occurs prior to the end of the grace period.

11.2
Non-Payment of the Remainder. If the Buyer fails to fulfill his payment obligations with regard to the Remainder or any part thereof within the respective periods set out in sections 3 and 4 of this Agreement, or such other date as mutually agreed between the Buyer and the Seller, the Seller may request the Buyer to procure fulfillment of such payment obligations or the respective part thereof within a grace period of two weeks. Upon expiry of such grace period, the Seller may withdraw from this Agreement with immediate effect and without further notice, unless payment of the Remainder or a respective part thereof occurs prior to the end of the grace period.

11.3	Non-Conclusion of the Additional Agreements. If any of the following additional agreements pursuant to section 10, namely

(a)	the Cost Transfer Agreement as set out in section 10.1.1; and/or

(b) the Service Agreement as set out in section 10.2; and/ or

(c) the Award Agreement as set out in section 10.3,

have not been concluded by the respective Parties without undue delay following the conclusion of this Agreement, or such other date as mutually agreed in writing between the Buyer and the Seller, the Seller may request the Buyer in writing to cause the conclusion of such agreement(s) within a grace period of two weeks. Upon expiry of such grace period the Seller may withdraw from this Agreement with immediate effect and without further notice, unless the respective additional agreement(s) set out in this section 11.3 a) to c) is concluded prior to the end of the grace period. For avoidance of doubt: the Seller shall have no right to withdraw from this Agreement if the non-conclusion of any of additional agreement(s) set out in this section 11.3 a) to c) has been caused by the Seller or PG.

11.4	Notice of Withdrawal. The right to withdraw may be exercised by the Seller by sending a written notice of withdrawal to the Buyer.

12 Consequences of Withdrawal

In the event of a withdrawal, the provisions set out in sections 14 to 17 shall continue to be effective. All other provisions and obligations of the Parties shall cease to have effect.

In the event of a withdrawal pursuant to sections 11.2, 11.3 and 11.4 of this Agreement after the occurrence of the Condition Precedent the Buyer shall (i) re-assign the Shares to the Seller without undue delay as well as conduct any and all acts and submit any and all declarations to ensure the transfer of ownership with regard to the Shares back to the Seller and compensate the Seller for all costs and damages incurred by the Seller in result of relying on the consummation of this Agreement but in no event less than EUR 5,000 as liquidated damages, or (ii) on the Seller’s request and at the Seller’s sole discretion pay to the Seller such amount as is necessary to put the Seller in monetary terms in the same position the Seller would have been in had this Agreement been duly consummated. The Seller remains free to prove higher damages.

In the event of re-assignment of the Shares pursuant to this section 12 (i) the Buyer is, in particular, obliged to effect the assignment of the Shares to the Seller by virtue of a notarized assignment agreement immediately following the Seller’s demand. The costs of notarisation of such agreement shall be borne by the Buyer.

Any failure to exercise a right to withdraw from this Agreement shall under no circumstances be deemed to constitute a waiver of any other right the Seller may have under or in connection with this Agreement.

13 Consents to the Assignment of the Shares

13.1
Consent of the Shareholders’ Meeting. The Seller as the sole shareholder of the Company herewith resolves and grants his consent to the sale and assignment of the Shares to the Buyer contemplated by this Agreement and waives any and all pre-emptive rights, rights of co-sale, rights of first refusals and similar rights arising from, or in connection with, the sale and assignment of the Shares contemplated by this Agreement, as may be applicable by law, the Company’s articles of association or other agreements.

13.2
Consent of the Company. On the basis of the resolution of the shareholder’s meeting pursuant to section 13.1 above, the Company herewith grants its consent to the sale and assignment of the Shares from the Seller to the Buyer contemplated by this Agreement.

14 Confidentiality/ Announcements

14.1
Confidentiality as to Transaction. The Parties shall keep confidential this Agreement, its contents as well as the fact, that they have entered into this Agreement and agreed upon the transaction contemplated hereby, and shall not disclose it to any third party without the prior approval of the Seller (in the event of a disclosure by any other Party to this Agreement) or the Buyer (in the event of a disclosure by any other respective Party to this Agreement), unless and to the extent such disclosure is required by statutory law. In the event that a disclosure is required by law, the Parties shall notify and consult with each other as to the further proceedings and shall limit the disclosure to the minimum required by law. The Parties herewith agree that ROI may disclose this Agreement vis-à-vis the United States Securities and Exchange Commission in the event that the conclusion of this Agreement triggers a Form 8-K disclosure obligation of ROI.

14.2
Public Announcements. No Party shall make, or cause to make, any press releases or other public announcements in respect of this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media without prior notification to, consultation with, and approval of the Seller and the Buyer. The Parties shall in particular agree with both the Buyer and the Seller upon the timing and the contents of any such announcement prior to its publication.

14.3
Confidentiality of Buyer in the Event of Withdrawal. In the unlikely event that the transaction contemplated by this Agreement is not completed or this Agreement is withdrawn pursuant to section 11, the Buyer shall for a period of two (2) years after the date of the withdrawal comply vis-à-vis the Seller with the undertakings and obligations under the Confidentiality Agreement dated 13 February 2013 attached hereto as Annex 14.3 which shall revive for the said 2-years-period as between the Seller and the Buyer.

15 Notices

All notices, requests, claims, demands and other communication hereunder shall be in writing and in the English language and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile or e-mail (with acknowledgement of complete transmission) or by registered mail, return receipt requested unless specified otherwise in this Agreement, to the persons at the address set forth below, unless by proper notice a different person, address or number shall have been designated by the relevant person:

If to the Seller:

To Oncocorp GmbH
Mr Peter Gotzler
Röntgenstr. 6
82362 Weilheim
Fax Number: 0881 92489 29
E-mail: p.gotzler@oncocorp.de

If to the Buyer:

To Resolute Oncology Ltd.
Mr Sean Maenpaa
27 Beekman Rd.
Summit, NJ 07901
E-mail: smaenpaa@ResoluteOncology.com

If to ROI:

To Resolute Oncology Inc.
Mr David Guy
395 Hollow Horn Rd.
Pipersville, PA 18947
E-mail: dguy@ResoluteOncology.com

If to PG:

To Mr Peter Gotzler
Laberstr. 10
82362 Weilheim
Fax Number: 0881 41385
E-mail: sego.italia@t-online.de

If to the Company:

To Resolute Oncology GmbH
Mr Peter Gotzler
Röntgenstr. 6
82362 Weilheim
Fax Number: +49 881 600 946 29
E-mail: p.gotzler@oncocorp.de

16 Costs

16.1
Costs of this Agreement and of the Additional Agreements. The Buyer shall reimburse to the Seller 50 % of the costs, expenses and fees of SJ Berwin LLP incurred to the Seller in connection with drafting and conclusion of this Agreement and of any additional agreements referred to herein.

16.2
Notary Fees and other Costs. The costs, expenses and fees of the acting notary as well as all other costs and expenses incurred in connection with the execution and/or implementation of this Agreement and the transactions contemplated hereby, if any, shall be borne by the Buyer.

16.3
Other Costs. Any internal costs as well as further fees, costs and expenses of the advisors of any Party incurred in connection with the contemplated transaction shall be borne by such respective Party.

17 General Provisions

17.1
Entire Agreement. This Agreement in addition with any documents referred to herein or incidental to this Agreement and executed by the Parties hereto shall constitute the entire Agreement between the such Parties and shall replace or supersede any agreements or arrangements made between the Parties previously with regard to the subject matter hereof.

17.2	Amendments. Any amendments, authorisations or variations of this Agreement, including this section 17.2, shall require written form in order to be effective, unless notarisation is required.

17.3	Assignment. The assignment of this agreement or all or any rights or claims of the Buyer hereunder shall require the prior written consent of the Seller.

17.4
Severability. Should any term or provision of this Agreement be invalid, illegal or incapable of being enforced, all other terms and conditions shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to any Party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify the agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order to effect the transactions contemplated hereby as originally contemplated to the greatest possible extent. The same shall apply in the event of any omissions.

17.5	Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
17.6	Governing Law. The validity, the performance and enforcement of this Agreement shall be governed by German law without regard to applicable principles of conflicts of law thereof.

17.7
Arbitration. In the event that a dispute (including such on the validity of this clause) should arise under or in connection with this Agreement which cannot be settled amicably, the dispute shall be finally settled according to the Arbitration Rules of German Institute for Arbitration without recourse to the ordinary courts of law, by an arbitration tribunal which shall consist of three arbitrators, and conducted in English. The arbitration tribunal shall have its seat in Vienna, Austria, unless mutually agreed otherwise by the relevant parties.

LIST OF ANNEXES

Annex 2.5	Draft Form Share Pledge Agreement
Annex 10.1.2 b)	Option Agreement
Annex 10.2 a)	Service Agreement PG
Annex 10.2 b)	Draft Form Employment Agreement
Annex 10.3 a)	Draft Form ESOP
Annex 10.3 b)	Heads of Terms of the Award Agreement
Annex 14.3	Confidentiality Agreement